UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2014.

MONARCHY RESOURCES, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-172825	46-0520633
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Calle urique número 5,
Colonia Fuentes de Bellavista, c.p. 33880
Hidalgo del Parral, Chihuahua, Mexico
(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Election of Directors

APPOINTMENT OF TWO ADDITIONAL DIRECTORS

On September 3, 2014, the sole director of the Company, Mr. Jose Perez, appointed Mr. Timothy J. Ferguson and Mr. Ambrocio Lainez-Morales as directors to fill the vacancies on the Board of Directors of the Company.  The Board of Directors of the Company now consists of Mr. Jose Perez, Mr. Timothy J. Ferguson, and Mr. Ambrocio Lainez-Morales.  Mr. Jose Perez continues to act as the sole officer of the Company.

Mr. Timothy J. Ferguson, aged 51, has been the Owner and President of North By Northwest Ventures Inc., a private Canadian company that is an industry leader in commercial and residential landscape construction working throughout the Greater Vancouver Region and British Columbia for over 19 years.  Mr. Ferguson has 25 years of experience in landscaping, land reclamation and environmental mitigation projects.  Over this period, Mr. Ferguson has worked with major mining companies, governmental and private developers, and been closely involved in the design, estimating and operational aspects of these projects. Mr. Ferguson attended the British Columbia Institute of Technology where he became certified as a BioScience Technician.  He is also a certified horticultural technician in Canada.

Mr. Ambrocio Lainez-Morales, aged 49, is a certified Journeyman Horticultural Landscaper.  For the past 18 years, he has worked full-time for North By Northwest Ventures Inc. with Mr. Ferguson.  Mr. Lainez-Morales has served in almost every capacity in the company, beginning as a labourer, through to a site superintendent.  Currently, Mr. Lainez-Morales’ primary role in this company is Construction Superintendent, where he is responsible for ensuring projects are completed professionally and accurately.  Mr. Lainez-Morales also speaks fluent Spanish.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MONARCHY RESOURCES INC.
Date: September 5, 2014.	/s/ Jose Perez
JOSE PEREZ